Mail Stop 0407


									May 2, 2005
Via U.S. Mail and Fax (240-912-1839)
Mr. E. Barry Smith
Chief Financial Officer
Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, MD 20876

	RE:	Telkonet, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 30, 2005
		File No. 0-27305

Dear Mr. Smith:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE